Code of Business Conduct and Ethics

TA B L E O F C O N T E N T S

About Our Code ............................................................................................................................................ 3
Our Core Values
Ethics is Good Business Application of Our Code Using Our Code
Getting Answers to your Questions or Reporting a Concern
Approval, Amendment and Waivers
No Retaliation Policy

We are Committed to Each Other ............................................................................................... 6
Health and Safety
Fair Treatment / Anti-Discrimination Intimidation / Harassment / Violence Drugs and Alcohol

We are Committed to our Customers and Communities ...................................... 8
Fair Dealing
Antitrust
Anti-Corruption
Gifts and Entertainment
Trade
Environment
Political Activities and Contributions

We are Committed to our Stockholders ................................................................................ 12
Accounting and Financial Reporting
    Conflicts of Interest
Insider Trading
Records Retention and Information Management
Company Assets
    Intellectual Property and Confidential Information
Public Disclosure
Social Media

Conclusion ........................................................................................................................................................... 18

A Message from our Chairman

To My Fellow Employees:

We are proud of the reputation Mueller Water Products and our subsidiaries have in the marketplace and in our local communities. We are known for producing superior quality products and for exceptional customer service. But our reputation derives from the way we conduct our business as much as from how we produce products and deliver services. Our employees, customers, stockholders and local communities expect us to Act with Integrity and Do the Right Thing, and we strive to do just that every day.

Our Core Values define us. They reflect the beliefs, principles and standards that form the basis for our behavior and decision making. Our Code of Business Conduct and Ethics is one of the ways we put our Core Values into action.

Please review our Code and abide by its spirit as well as its letter. Our Code is intended to serve as the foundation of our compliance program, and it can help you make the right choices when questions concerning proper business conduct arise.

You are the face of the Company and of our Core Values to each other and to our other stakeholders. We depend on you to use good judgment, and if you see something that doesn’t seem ethical or right, please speak up. More importantly, I encourage you to always Do the Right Thing, and if you’re not sure what the right thing to do is, just ask. That is how we will become a better company.

Thank you for making our Code a part of the way you do business. Sincerely,

Gregory E. Hyland
Chairman of the Board, President and
Chief Executive Officer

ABOUT OUR CODE

Our Core Values
Our Core Values define us. They reflect the beliefs, principles and standards that form the basis for our behavior and decision making and they are the foundation of our Code. By complying with our Code, you play an important role in preserving and promoting our Core Values.
Act with Integrity - Do the Right Thing.
We are committed to maintaining high ethical standards in all of our business dealings.
We align our actions with our words and deliver what we promise.
We build and strengthen our reputation by acting with integrity.
Treat Each Other with Respect.
We provide a healthy work environment.
We are considerate, professional and open in our interactions.
We are an inclusive organization that values a diversity of experience and perspectives.
We treat all of our colleagues, customers and suppliers with respect.
Foster a Safe and Environmentally Responsible Culture.
Our highest priority is to protect the health, safety and well-being of our employees.
We strive to adhere to work processes and procedures that reflect industry best practices and foster safety and environmental stewardship.
Build Relationships.
Trust is at the foundation of our relationships with our customers, communities, stakeholders and each other.
We recognize that more is accomplished by working as a team than by working alone.
We strengthen our business by building relationships that last.
Promote a Culture of Innovation and Continuous Improvement.
We are committed to innovation and value creativity.
We continuously look for ways to improve our products, services and processes.
We anticipate and drive change and promote a culture of continuous improvement.
Deliver Exceptional Results.
We take pride in what we do.
We expect superior effort and results from all of our colleagues.

We are accountable for accomplishing aggressive goals and objectives and delivering exceptional results.

Ethics is Good Business
Our Code is built on the foundation of our Core Values and outlines the standard of conduct that applies to everyone who works for or represents our company. Acting ethically is not only the right thing to do, it is also good business. Compliance with our Code will:
• protect our reputation
• facilitate business strategies
• save us money.
Put another way - our continued business success depends on our customers and stockholders respecting us for our honesty and integrity as much as it does on how we produce products and deliver services.
Application of Our Code
All directors and employees of Mueller Water Products, Inc. and its subsidiaries are expected to carefully read and adhere to our Code. We also expect all of our contractors, consultants, representatives, agents and others working temporarily for or providing services to us to comply with this Code in connection with any work or services performed on our behalf.
Our managers have a special responsibility to lead by example. Managers must instill a culture of integrity and ethical business practices, and cannot ignore violations or potential violations of our Code.
Using Our Code
Our Code is designed to provide a broad overview and scenarios on how to conduct our business in a manner consistent with our Core Values. It cannot cover every potential scenario you may encounter.
Q: Something doesn’t feel right to me, but I don’t feel comfortable approaching my manager. What should I do?
A: Contact our Chief Compliance Officer, your local human resources representative or use the Helpline. Trust your sense of integrity; if some- thing doesn’t feel right, you should seek guidance.acing a potential ethical issue.
The table of contents on page 1 will help you locate and identify the issue about which you have a concern. Our Code is divided into five sections, four of which include issue-specific subsections. To help you develop a more complete understanding of the topic, we have included summary boxes within some topics, along with frequently asked questions.
Our Code is available on our Intranet at intranet.muellerwaterproducts.com. Our Code does not set forth all policies and guidelines applicable to our employees generally or particular job responsibilities.
If you have any questions or concerns regarding our policies or guidelines, please do not hesitate to utilize any of the resources described in this document.

Getting Answers to your
Questions or Reporting a Concern

Approval, Amendment and Waivers
Our Code has been approved by our board of directors. Any substantive amendments to our Code must be approved by the board of directors or an appropriate committee of the board of directors. You may request a waiver of a provision of our
Code by contacting our Chief Compliance Officer. A waiver request submitted by an officer or director must be approved by our board of directors.
No Retaliation Policy
You can raise questions or concerns or participate in the investigation process without fear of retaliation. Our strict “no retaliation” policy supports our commitment to you. Without exception, we prohibit retaliation against anyone who reports a violation or suspected violation of our Code or any of our policies in good faith. If you believe you are being retaliated against, contact our Chief Compliance Officer immediately.
Q: What can I do if I believe someone is retaliating against me for reporting a matter to our Compliance Office or my human resources representative?
A: Report it to our Chief Compliance Officer immediately. Retaliation is a violation of our Code, and appropriate action will be taken to stop any retaliation and prevent future occurrences.

WE ARE COMMITTED TO EACH OTHER
We want employees to have the opportunity to reach their fullest potential. This section of our Code outlines what is expected from each of us in our personal conduct and treatment of others to ensure an inclusive, supportive work environment.
Health and Safety
Our highest priority is to protect the health, safety and well-being of our employees and those who visit our facilities or offices. Your health and safety is important to us. It is also important to your family, colleagues and community. We protect your health and safety by implementing policies that help individuals safeguard themselves and their colleagues.
The work we perform and the environment in which we work may present health and safety risks. You play an important role in our commitment to employee health and safety by maintaining a safe work environment. Please ensure that everyone uses personal safety equipment when required and adheres to all health and safety rules and regulations.
You should immediately report any known or suspected unsafe conditions, hazard or workplace injury to your local environment, health and safety representative or our Compliance Office. (See our Environment, Health and Safety Policy for more information).
Q: My plant manager suggested adopting a practice that will save time, but poses a potential safety risk. What should I do?
A: Report the matter to another leader, your local environment, health and safety representative or our Compliance Office. Never compromise your safety or the safety of your team members or others.
Q: I overheard a manager say he would not promote an individual because the person is a different race. He also used a racial slur to describe the person. What should I do?
A: Immediately contact your supervisor, human resources representative or our Compliance Office. We do not tolerate unlawful discrimination of any kind.
Fair Treatment / Anti-Discrimination
Everyone deserves to be treated fairly. We respect your dignity and expect you to act in a fair and equitable manner toward colleagues, customers and others with whom you come in contact. We are committed to fair treatment in all aspects of employment for employees and applicants. Employment with us is based solely on individual merit and qualifications directly related to how well you do your job. We prohibit unlawful discrimination of any kind, including discrimination based on race, color, religion, gender, age, national origin, marital status, sexual orientation, veteran status, pregnancy or disability. See the Workplace Free, No Violence, Harassment, Discrimination and Retaliation Policy for more information.

Intimidation / Harassment / Violence
You should expect a positive working environment. There is no room in our culture for intimidation or harassment in any work-related setting. Harassment can include behavior that creates an intimidating, hostile or offensive work environment. It can also include displays of written or graphic material of an inappropriate nature. Examples include yelling or intimidating someone, including by making threats, offensive jokes regarding someone’s ethnicity and sexual advances. We prohibit unlawful harassment in any form. See our Anti-Harassment Policy for more information.
We are also committed to a violence-free work environment. We will not tolerate any level of violence or threat of violence in the workplace.
Q: My co-worker circulated an email that was offensive to me. What should I do?
A: If you are not comfortable speaking directly with the co-worker, or if the co-worker does not stop sending these emails, contact your supervisor, human resources representative or our Compliance Office.
Drugs and Alcohol
Substance abuse is incompatible with the health and safety of our employees. The possession, sale or use of illegal drugs while performing your job is not permitted under any circumstances. Similarly, we prohibit the consumption of alcohol in our offices and at our facilities, unless approved by the office or plant manager. See the Drug and Alcohol-Free Workplace Policy for more information.
Q: I occasionally smell alcohol on the breath of my co-worker who operates machinery at our plant. Do I have an obligation to report my co-worker?
A: Yes. Operating machinery while intoxicated is extremely dangerous. We care about the health and welfare of our employees. You should report the incidents to your supervisor, human resources representative or our Compliance Office.

WE ARE COMMITTED TO OUR CUSTOMERS AND COMMUNITIES
We are committed to fair competition. Competition drives us to continue to develop new and better ways of doing business. We will continue to earn and maintain the trust of our customers by competing fairly, honestly, legally and ethically wherever we operate. We are also committed to operating in an environmentally conscious and respectful manner. This section outlines what is expected from each of us in our dealings with our customers and communities.
Fair Dealing
We are committed to the concept of fair and vigorous competition. We compete on the basis of the quality of the products and services we offer. Your role is to deal fairly with our customers, suppliers, business partners, competitors and other stakeholders. You must not misrepresent facts, conceal information, abuse confidential information or use manipulation to obtain an unfair advantage when conducting business.
Antitrust
We comply with all competition laws (called anti- trust laws in some countries) in the markets where we do business. These laws vary by country, but generally prohibit competitors from restraining competition by, for example, price fixing, bid rigging, tying arrangements and dividing territories or customers. They also prohibit other anti-competitive practices, such as setting distributor resale prices or abusing dominant market positions.
Given the complexity of competition laws, you should consult with our Compliance Office whenever:

•	You have questions about your obligations under competition laws

•	Before entering discussions or agreements with a competitor, customer, reseller or supplier about any arrangement that could have the effect of limiting competition.
You should be particularly careful when interacting with competitors. To avoid even the appearance of an agreement, you should never discuss with competitors such things as prices, terms of sale, territories, customers and bids. Please contact an attorney listed in our Antitrust Compliance Policy to address any questions concerning obligations to comply with this policy. See the Antitrust Compliance Policy for more information.
Q: I was recently at a trade association meeting and overheard a representative of a competitor talking about its pricing strategy. I immediately left the room. Was that the right thing to do?
A: Yes. Removing yourself from the meeting reduces the risk that someone might think you were engaged in fixing prices or other inappropriate activity. Contact our Compliance Office to report the incident and do not share any of the information you may have heard at the meeting with any of your colleagues.

Anti-Corruption
Anti-corruption laws generally prohibit offering, authorizing or receiving bribes, kickbacks or any other improper payment for the purpose of obtaining or retaining business. You should never accept, give or promise anything that could be interpreted as intending to improperly influence a commercial or governmental transaction.
Q: A foreign customs official detains import product due to incorrect paperwork but offers to release the goods for a payment. I was told this is customary in this country. Is it allowed?
A: No. You must fix the paperwork and contact an attorney listed in our Anti-Corruption Policy. Providing money, gifts or entertainment to the foreign official would violate U.S. laws, as well as laws of other countries.
Regardless of competitive pressures or local practices, you must avoid even the appearance of unlawful influence when dealing with government officials, as well as employees of state-owned or controlled enterprises. Given the complexity of anti-corruption laws, you should work with an attorney listed in our Anti-Corruption Policy to address any questions concerning obligations to comply with this policy. See the Anti-Corruption Policy for more information.
Gifts and Entertainment
Offering gifts to current or potential customers can easily create the appearance of a conflict of interest. Examples of gifts include: meals, travel and travel accommodations for business or personal purposes; tickets to sporting or cultural events; discounts not available to the general public; cash gifts including gift cards; and wine or alcohol.
We treat gift giving to customers or potential customers in the private sector differently from those in the public sector. For private sector customers (or potential customers), we draw a distinction between “lavish” gifts, which are generally prohibited, and “token” non-cash gifts, which are generally permissible. Cash gifts including gift cards are never permitted. “Lavish” gifts - and all gifts that exceed, or might be expected to exceed, $250 in value should be reported to our Compliance Office to determine whether the gift is appropriate. For more information on the distinction between “lavish” gifts and “token” gifts, see “WE ARE COMMITTED TO OUR STOCkHOLDERS-Conflicts of Interest.”
For public sector customers (or potential customers), including governmental entities, government officials and representatives, the legal requirements related to business gifts, meals and entertainment are complex and apply both to our employees and third parties acting on our behalf, including sales agents. No gift or entertainment of any form or value may be offered to any governmental entity, government official or representative without the prior approval of an attorney listed in our Anti-Corruption Policy.

Trade
We must comply with trade regulations applicable to our international transactions. Trade regulations cover activities such as importing, exporting and engaging in certain financial transactions. For example, all imported products entering the United States must clear customs (customs examines shipments to confirm, among other things, country of origin markings and special labeling requirements). Our international transactions must also comply with various trade restrictions. For example, we cannot export products or services to countries that are embargoed by the U.S. government or sell to certain persons and entities or for specific end uses. If you are in any way involved with importing or exporting our products or services, you must ensure that you:

•	have proper authorization before exporting or importing goods across national borders;

•	know your customers and how they intend to use the products you sell them;

•	and work with an attorney listed in our Trade Policy to be absolutely sure that the transaction is in compliance with applicable laws. See our Trade Policy for more information.
Environment
We are proud of the role we play in ensuring that our communities have access to safe, clean drinking water by making quality products that are vital to a sustain- able water infrastructure. We are equally proud of our environmental stewardship in making those products and in running our business using modern sustainable principles.
We strive to comply with all applicable environmental laws and regulations. We are also committed to minimizing the impact of our business on the environment with methods that are socially responsible, scientifically based, economically sound and sustainable.
Q: I work in sales. A distributor has contacted me about a bid that includes “Buy America“ provisions. I think I know what this means. May I proceed?
A: Various domestic laws and regulations promote purchases of certain goods manufactured in the United States. These laws and regulations are complex. For example, different standards apply to different programs. You should contact an attorney listed in our Trade Policy who will work with you to ensure that the products meet the applicable requirements.
Q: I think certain of our manufacturing processes could be done in a different manner that would lessen their impact on the environment and potentially save the company money. Would management like to hear my ideas?
A: Yes. Our Core Values promote both a culture of innovation and continuous improvement and a commitment to minimizing our environmental impact. Please contact your immediate supervisor or manager or your local environment, health and safety representative.
Our commitment to the environment extends to helping employees understand the environmental performance of our business and pursuing process modifications that prevent pollution, result in less waste and minimize the use of natural resources.
Following safe environmental practices is required by our policies and applicable law. It is also the right thing to do. We need your help in implementing our environmental policy. If you become aware of any situation that may negatively affect how our operations impact the environment, please discuss it with your local environment, health and safety representative. See our Sustainability Policy for more information.
Political Activities and Contributions
We encourage you to be a responsible citizen who participates in civic and political activities. However, any decision to become involved is entirely personal and voluntary. Your personal political activities must be done on your own time and with your own resources. At all times, you must make it clear that your views and actions are your own.
Corporate political contributions are permitted only with the prior written approval of our General Counsel, and only to the extent permitted by law. If you interact with government officials on the company’s behalf, you must familiarize yourself with the laws applicable to those interactions.
WE ARE COMMITTED TO OUR STOCKHOLDERS
We are committed to providing returns to our stockholders. However, under no circumstances will we sacrifice integrity for profits. We will comply with all applicable legal requirements and stock exchange rules relating to corporate organization and governance and securities trading. Many people play a part in ensuring our compliance in these very important areas. This section of our Code outlines what is expected from each of us.
Accounting and Financial Reporting
The integrity of our financial statements and other regulatory filings is non-negotiable. It is critical to successfully operating our business, and to maintaining the confidence and trust of our stockholders, customers, business partners and other stakeholders. Our business records must be accurate, truthful and complete without restriction or qualification.
Everybody involved with our financial reporting process plays a key role in our commitment to honestly and accurately record and report financial information. We depend on you to ensure that all transactions and balances are timely and accurately recorded, classified and summarized in accordance with our financial and accounting practices.
Never misrepresent our financial or operational performance or otherwise knowingly compromise the integrity of our financial statements. Do not enter information in our books or records that intentionally hides, misleads or disguises the true nature of any financial or non-financial transaction, result or balance. Our financial disclosures must be reasonable with the understanding that what we might not disclose can be just as important as what we disclose.
If you are responsible for overseeing, operating or evaluating our internal controls over financial reporting, make sure you perform your duties in accordance with our policies, guidance and instruction. If you are asked to provide, review or certify information related to our internal controls, provide the information requested and otherwise respond in a full, accurate and timely manner. Finally, be sure to retain, protect and dispose of our financial records in accordance with applicable legal requirements and our information management policies.

Q: I think a team member may have negotiated a contract that includes an unwritten side agreement that could prove detrimental to the company. I don’t know whether this side agreement is known to the people responsible for evaluating the company’s financial reporting obligations related to this contract. What should I do?
A: Report the matter immediately to our Compliance Office or by using the Helpline. You may also notify the company’s Audit Committee at auditcommittee@muellerwp.com.
Conflicts of Interest
You have a responsibility to make decisions based on the interests of the company without regard to how they might personally benefit you. A conflict may occur when your private or professional interests interfere in any way - or even appear to interfere - with the interests of the company. Even if you did not intend for your actions to create a conflict of interest, the perceptions of a conflict by others can be just as damaging.

If you are faced with a potential conflict of interest, ask yourself:

•	Would this activity create an incentive for me, or be perceived by others to create an incentive for me, to benefit personally at the expense of the company?

•	Would this activity harm my reputation, negatively impact my ability to do my job or potentially harm the company?

•	Would this activity embarrass the company or me if it showed up on the front page of a newspaper or blog?
If the answer is “yes” to any of these questions, then the relationship or situation may be likely to create a conflict of interest and you should probably avoid it.
Because conflicts of interest can sometimes be difficult to identify and assess, we have provided additional guidance below to address several areas where conflicts of interest often arise. If you are in a situation that may create a conflict of interest, or the appearance of a conflict of interest, review it with your direct supervisor or with our Compliance Office.
Outside Employment, Business Venture and Investments. Your secondary employment, outside business ventures and other commercial or financial activities must not take away from your primary responsibility to the company. Outside business activities may be conducted during non-working hours only and cannot interfere with your satisfactory work performance. You may not use company equipment or resources in connection with these outside activities and you must never engage in any outside employment or other activity that competes with the company, violates your confidentiality or other obligations to the company or otherwise reflects negatively on the company. Likewise, you may not use information about business opportunities learned from your role at the company for your own or anyone else’s benefit. You should also avoid making personal investments in companies that compete with the company when the investment might cause, or appear to cause, you to act in a way that could harm the company.

Q: How do I know whether an activity I am engaged in outside of work creates an actual or potential conflict of interest?
A: It is not possible to anticipate all circumstances that might signal potential conflicts. A conflict situation can arise when you take actions or have interests that may make it difficult to perform your company work objectively and effectively. Contact your human resources representative or our Compliance Office if you are in doubt.
Q: Why do close personal relationships pose a potential problem in business situations?
A: In short, your judgment or loyalty to the company may be compromised. For example, if you engage a friend or family member on behalf of the company to conduct work or provide products and services to the company, it may be difficult to balance your personal relationship with your duties and responsibilities to the company.
Friends and Relatives. You should avoid participating in a potential or existing business relationship between the company and any of your relatives, spouse or significant other, or close friends. As a first step, you should disclose to your immediate supervisor any relationship you have with a friend or relative who is an employee or owner of a customer, supplier or competitor of the company. You should not use your position within the company to influence the hiring of a friend or relative; similarly, if a friend or relative is also an employee of the company, you should not be in a position to influence employment or performance, compensation or promotional decisions about the friend or relative.
Gifts and Entertainment. Accepting gifts from current or potential suppliers, vendors or service providers can easily create the appearance of a conflict of interest. Examples of gifts include: meals, travel and travel accommodations for business or personal purposes; tickets to sporting or cultural events; discounts not available to the general public; cash gifts including gift cards; vendor product samples for personal use; and wine or alcohol.
We treat the acceptance of gifts from suppliers, vendors or service providers in the private sector differently from those in the public sector. For private sector suppliers, vendors or service providers (or potential suppliers, vendors or service providers), we draw a distinction between “lavish” gifts, which are generally prohibited, and “token” non-cash gifts, which are generally permissible. Cash gifts including gift cards are never permitted.
Q: Does our policy require that I never accept a gift from a business contact or give a gift to a business contact.
A: No. The occasional exchange of “token” non-cash gifts is permitted. Lavish gifts, on the other hand, must be reported to our Compliance Office to determine whether the gift is appropriate.
For information related to giving gifts, see “We are committed to our customers and communities - Gifts and Entertainment.” The legal requirements related to business gifts, meals and entertainment where a government official or representative is involved are complex and apply both to employees and representatives of the company, including sales agents. No gift or entertainment of any form or value may be offered to or accepted from any governmental entity, or government official or representative, without the prior approval of an attorney listed in our Anti-Corruption Policy. You should contact our Chief Compliance Officer if you have any questions. Also, see the Anti-Corruption Policy for more information.

“Lavish” gifts - and all gifts that exceed, or might be expected to exceed, $250 in value should be reported to our Compliance Office to determine whether the gift is appropriate. In addition, certain gifts should not be accepted under any circumstances, including loans from individuals or organizations dealing with the company, cash gratuities and private or personal discounts not approved by the company. Gifts given with the intent to bribe, make a kickback or place undue influence are, of course, illegal.
We treat “token” non-cash gifts differently. We recognize that the occasional exchange of these sorts of small value gifts are a common business practice meant to provide a legitimate opportunity to interact, create goodwill and establish trust. Infrequent and moderate business meals and entertainment with clients and infrequent invitations to attend local sporting or cultural events or gifts during the holidays may be appropriate provided that they are not “lavish” and do not create an appearance of impropriety. For example, you may be asked to play golf with a customer or vendor - we recognize this is often an appropriate and normal way to conduct business in our industry. To be sure, you should pre-clear with our Compliance Office any gift that exceeds or is expected to exceed $250 in value.
Dealing with Suppliers. Purchasing decisions must be made solely on the basis of quality, reputation, service, cost and similar competitive factors. We caution against engaging in social relationships with current or prospective suppliers that may interfere with your ability to perform your job objectively or create an appearance of a conflict of interest. In dealing with suppliers, keep in mind the following best practices:

•	Purchase materials and services fairly and impartially; reject the influence of bias or favoritism.

•	Expenses related to attendance at a supplier sponsored event that provides a business opportunity for the company should be paid by the company, rather than the supplier.

•	Solicitation or acceptance of a bribe, kickback or similar consideration is illegal and constitutes grounds for immediate termination of employment.
Governance Opportunities. You must obtain the approval of our Chief Compliance Officer prior to accepting any opportunity to serve as a director (or in a similar function) of a for-profit business.
Q: My co-worker’s sister is a representative for one of our suppliers. Should I report this relationship?
A: Yes. Most likely this relationship will not create an issue. But to avoid a conflict of interest or an appearance of a conflict of interest, you should inform our Compliance Office.
Q: I heard from a team member that we are planning to acquire a publicly- traded company, but it hasn’t been announced yet. May I tell my friend to consider buying stock in the target company?
A: No. Not only would this violate your confidentiality obligations to the company, but you could also be charged with insider trading.
Insider Trading
Federal and state securities laws prohibit insider trading and so do we. Insider trading means trading securities on the basis of material, non-public information or sharing this information with another person so they can trade. Information is considered material if a reasonable investor would consider it important to his or her decision to buy, hold or sell the security. You may have access to inside information about the company or other companies such as current or potential suppliers, customers or acquisition targets. You are obligated to keep this information confidential and you, your family members and individuals with whom you have a significant personal relationship must never use this kind of information to trade in any company’s securities. Likewise, you should never provide stock tips or share inside information with any other person who might use it to trade stock. See the Insider Trading Policy for more information.
Records Retention and Information Management
Our records are important assets and must be managed appropriately. Each of us is responsible for retaining, protecting and appropriately disposing of company records in accordance with applicable law and policy. See our Records Retention and Information Management Policy and the related retention schedule for information on what, how and for how long documents should be retained. Be- cause we incur costs to retain our records, we have a business interest in ensuring that we retain only those records that are relevant to our business.
In addition, you may receive an instruction from time to time from an attorney in the Legal Department to preserve all documents that may be relevant to a particular legal matter. Please comply with these requests.
Company Assets
Our continued success depends on the effective use of available resources. We offer you access to the tools you need to do your job effectively, including facilities, furniture, supplies, equipment and information technology resources. In return, we expect you to treat company assets with care and respect and to guard against waste and abuse. Our assets should not be used for your personal benefit or for the benefit of other, non-company related entities or persons.
Intellectual Property and Confidential Information
Our intellectual property and other confidential information are valuable assets. Protecting this information is vital to our ability to effectively conduct our business. Intellectual property includes copyrights, patents, licenses, trademarks and trade secrets. Confidential information includes contract terms, customer lists, proposals, project plans, business plans, processes and other information that we have not released publicly or which is not available through other public methods. As part of your work, intellectual property or confidential information may become available to you. Always be careful to protect confidential information belonging to us, as well as confidential information belonging to our customers, business partners and other stakeholders. Take reasonable physical and electronic precautions to safeguard the information from a variety of threats, such as error, fraud, sabotage, industrial espionage and privacy violations.
Share confidential information only with employees who have a legitimate business need to know or with others who are covered by contractual non- disclosure agreements. Be very careful when talking about confidential information. Don’t talk about it in public places and never share it with non-company individuals, including family members and friends. Also, don’t leave documents out in the open. You never know who may overhear a conversation or see sensitive printed material.

Q: Our new team member has a lot of industry experience that we would like to use to our advantage. Is it okay for him to share with us what he knows?
A: Yes and no. It is okay and even helpful to learn from a new team member, but be careful. He or she can share his or her general knowledge and experience but cannot share confidential information, trade secrets or other intellectual property belonging to the former employer.
Public Disclosure
Sharing material information with our stockholders, regulators and the public at the right time, and in the right manner, is an important part of doing business as a public company. It is also required by law. As a public company, we regularly disclose material information through our filings with various regulatory agencies, press releases, annual reports and earnings calls. We are committed to making all disclosures in a manner designed to provide appropriate access to material information for all stockholders, investors and the public in a timely, non-selective manner.
You play an important role in helping us to fulfill these obligations. If you are approached by, or receive a call from, the media or a member of the investment community, refer the caller to Corporate Communications or Investor Relations.
Q: A local newspaper reporter contacted me to ask me about the level of capacity utilization at our plant. How should I respond?
A: Unless you have been given specific authority to speak about this topic on our behalf, you should refer the reporter to the Director of Communications.
We have designated a few employees, including our CEO and CFO, to speak on our behalf. This allows us to speak with a consistent voice. See the Regulation F-D/Public Disclosure Policy for more information.
Social Media
The way we communicate with each other continues to evolve with the rise of new media and next generation communications tools. While these changes create new opportunities for communication and collaboration, they also create new responsibilities for you.
We offer general guidelines that you should consider when using social media, including Facebook, LinkedIn, Yahoo! Groups, YouTube and Twitter among others. These include a requirement that you take personal responsibility for your use of social media and suggestions that you communicate in the first person (“I believe”), rather than in the third person (“The company believes”), to make clear that you are not speaking for the company and to encourage you to pause and think before posting. See the Social Media Policy for more information.

CONCLUSION
Thank you for taking the time to read our Code and for making it an integral part of Mueller Water Products. We hope you find it useful in guiding your behavior and decisions as you carry out your daily activities. As a reminder, if you are not able to get an answer to a question or resolve an issue under our Code by working with your immediate manager or supervisor or if you feel uncomfortable talking with them for any reason, please contact one of the fol- lowing resources:
Compliance Office or Chief Compliance Officer at (770)206-4200 or compliance@muellerwp.com
Local human resources representative or an attorney in the Legal Department
Anonymous Helpline at 1-800-569-9358 or https://iwf.tnwgrc.com/muellerwp